COMMONWEALTH OF PENNSYLVANIA
               PENNSYLVANIA PUBLIC UTILITY COMMISSION
              P.O. BOX 3265, HARRISBURG, PA 17105-3265


                          November 19, 1998

                                               R-00973981
TO ALL PARTIES


               Application of West Penn Power Company
                for Approval of a Restructuring Plan
                   Under Section 2806 of the Code.


To Whom It May Concern:

          This is to advise you that a Final Opinion and Order has been adopted by the Commission in Public Meeting on November 19, 1998 in the above entitled proceeding.

          A Final Opinion and Order has been enclosed for your records.

                                             Very truly yours,

							/S/ JAMES J MCNULTY

                                             James J. McNulty,
                                             Secretary

encls

cert. mail

law

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                        PUBLIC UTILITY COMMISSION
                          Harrisburg, PA 17105-3265


                                Public Meeting held November 19, 1998

     Commissioners Present:

         John M. Quain, Chairman

         Robert K. Bloom, Vice Chairman

         David W. Rolka, Statement attached

         Nora Mead Brownell

         Aaron Wilson, Jr.



     Application of West Penn Power Company for

     Approval of a Restructuring Plan Under Section	     Docket No. R-00973981

     2806 of the Code.





                      FINAL OPINION AND ORDER

    BY THE COMMISSION:

         Before   the  Commission  for  consideration   are   the

    comments  filed with respect to our Tentative Order,  entered

    November  4, 1998, in the above-captioned proceedings.  These proceedings  concern  the restructuring plans  and  resulting litigation  arising  under the Electric  Generation  Customer

    Choice  and  Competition Act, 66 Pa- C.S.  Section  2801-2812

    ("Act"),  of  West Penn Power Company ("West  Penn"  or  "the

    Company").  Our  Tentative Order  approved  the  terms  of  a proposed  full  settlement ("Settlement") set  forth  in  the

    Joint   Petition   for  Full  Settlement   of   West   Penn's

    Restructuring  Plan  and  Related  Court  Proceedings,  dated

    November 3, 1998 ("Joint Petition"). In the Tentative  Order,

    we  provided that the determinations contained therein  would not  become final until this Commission considered all timely filed comments and issued a final order.


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          Comments  have been received from the Environmentalists

    ("the Environmentalists") and the Mid-Atlantic Power Supplier

    Association  ("MAPSA"). Also, a group  of  Joint  Petitioners involved  with  universal  service issues--  West  Penn,  the

    Office   of  Consumer  Advocate  ("OCA"),  Community   Action

    Agencies  of  Pennsylvania ("CAAP") and the Environmentalists

    --  filed a joint comment. The Dollar Energy Fund ("DEF"), an independent  non-profit  organization  that  provides  energy

    assistance   programs  to  low  income  families   throughout

    Pennsylvania,   did  not  participate  in   the   West   Penn

    restructuring proceeding, but did file a comment.



          We  also received timely comments from individual  West

    Penn  customers:  Mrs. Hiram Boggs, William J.  Graham,  Adam

    Kushner,  George  H. Milne, Frank Beachly, Edward  J.  Giron,

    and John Zutko.



    Background

         The  Joint  Petition dated November  3,  1998  has  been

    filed  with  the following signatories: West Penn;  the  OCA;

    the  Office  of Small Business Advocate ("OSBA"), the  Office

    of   Trial   Staff   ("OTS"),  West  Penn  Power   Industrial

    Intervenors  ("WPII")l, CAAP, Allegheny Electric Cooperative,

    Inc.   ("AEC"),  the  Pennsylvania  State  University  ("Penn

    State"),  Pennsylvania  Retailers' Association  ("PRA"),  the

    Environmentalists2,  Hospital Shared  Services/Administrative

    Resources,   Inc.  ("HHS/ARI"),  and  PECO   Energy   Company

    ("PECO")  (all parties collectively referred to as the  Joint

    Petitioners).



      1 WPPII includes in its membership ARMCO, Inc. who had signed the Joint Petition individually.

      2 The Environmentalists include The Sierra Club, The Group
    Against Smog and Pollution, Clean Water Action, Citizen
    Power, Inc., The Pennsylvania Public Interest Research
    Group and Citizens' Organization on Utility Policies.

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          As noted in the Tentative Order, the proposed terms and

     conditions  of  the Joint Petition represent a comprehensive settlement  of the complex matter involved in achieving  the restructuring of West Penn. The Joint Petition  is  intended to  resolve  all  issues on appeal before  the  Commonwealth

     Court  and  the  United States District Court  arising  from challenges by various Joint Petitioners to this Commission's final  orders  and  related  determinations  regarding  West

     Penn's  Application  for Approval of its Restructuring  Plan

     under  Section 2806 of the Public Utility Code, 66 Pa.  C.S.

     Section   2806.   The  essential  accomplishments   of   the

     Settlement are as follows:



           customers will receive overall rate decreases of 2.5% during 1999;

           two-thirds of all customers will have the opportunity to choose an alternate electric generation supplier on January 2, 1999;

          customers will receive shopping credits that may allow shopping customers to achieve bill savings in addition to the guaranteed rate cuts;

          provisions of the settlement will insure that a competitive market for electricity will be created and functioning by January 1, 1999;

          in  the  event  that West Penn divests  itself  of
            generation assets, the net jurisdictional proceeds will be used to offset the Company's stranded costs, that is recoverable from ratepayers through West Penn's Competitive Transition Charge;

          transmission and distribution rates will be capped for an additional four and one-half years, (to December 31, 2005);

          the generation rate caps will be extended for an additional three years;

          universal  service program will be  expanded,  and
            a sustainable energy fund will promote the development and the use of renewable energy and clean energy technologies, energy conservation and efficiency which will benefit the environment;

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           consumers will have the opportunity to receive
             metering and billing services from competitive suppliers;

           a competitive market for the provider of last resort service will be established so that non-shopping customers also have the opportunity to realize bill savings; and

           substantial litigation and its associated costs and uncertainties will be avoided.

          Copies of the Joint Petition, Settlement and Appendices

     have  been  served  by  West Penn  on  all  parties  to  the proceeding  by  overnight  mail or  hand  delivery.  Written notice  of  the  proposed settlement has  been  provided  by letter  to  all West Penn customers, as well as  posting  in offices and on the Companies' Internet web page, and by news release. (See Tentative Order, p. 2, n. 1).



                             DISCUSSION


     Comments of the Environmentalists

         A. Net Metering

         In  their comments, the Environmentalists voice  support

    for  the  Joint Petition but propose a substantive  change  -

    that  language  in  the  Net Energy Metering  Rider  be  made consistent  with  the  net metering provisions  of  the  PECO

    Energy  Company's  final  order. The Environmentalists  state that  the  language  proposed by the  Company  at  "Metering"

    (paragraph  19  on  page 4-12), "Self Generation  Competitive

    Transition  Charge"  (paragraph 40 on  page  4-33)  and  "Net

    Energy  Metering  Rider" (pages 34-1  through  34-3)  differs from  the  net  metering provisions approved in the  previous three settlement agreements in the following ways:


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          1.The   West  Penn  rider  states  that  customers  with
             eligible renewable energy projects are subject to the competitive transition charge. In the previous cases,
             these  projects  were  exempt  from  the  CTC.   This
             provision destroys the retail-in/retail-out up to net feature of the net metering tariff.

          2.The  West Penn rider requires the customer to  forfeit
            any surplus of generation above generation during the billing period. In the other settlements, the customer that is likely to regularly generate a surplus can choose either the two meter option or the smart meter option to receive payment for energy it generates in excess of consumption. The West Penn customer does not have this option.

          3.The  West  Penn rider does not give the  customer  the
            option of using its existing non-ratcheted, bi-directional meter. This meter option, present in the other three settlements, is critical to keep the costs reasonable.

          4.The West Penn rider holds the customer responsible for the cost of all changes in the distribution system. In the other three settlements, the customer was not responsible for the first $1,000 of local distribution system upgrades.
     The Environmentalists'Comments, p.2.

         The  Environmentalists request that the above provisions

    be  changed, and expressed their willingness to work with the

    Company  for inclusion in its compliance filing  to  draft  a

    net   metering   tariff  that  is  consistent  with   earlier

    settlements.



         West  Penn, in reply to the Environmentalists' comments,

    prefaces   its   comments   by   pointing   out   that    the

    Environmentalists  fully  participated  in   the   settlement

    negotiations,  and  that  in  the  Agreement  signed  by  the

    Environmentalists  they  agree  to  support  the   Settlement

    Agreement before the Commission and not to initiate  or  join in  any  court  challenge of the Settlement  Agreement.  (See

    Paragraph N.5.)

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          As  to  the  Environmentalists' proposed  changes,  West

     Penn  states that it is willing to allow net metering through a  non-ratcheted, bi-directional meter if one is  already  in place  (Item  No.  3  on  the  Environmentalists'  list).  In addition,  West Penn is willing to allow those kilowatt-hours of  customer  use  that  is supplied by  the  customer's  own generation  to  be exempt from a CTC, with the  understanding that  such treatment does not reduce the total amount of  CTC revenue  which  West  Penn  is  authorized  to  collect  from customers (Item No. I on the Environmentalists' list).





          However,  in  light  of West Penn's contribution  of  $4

     million  in  shareholder  funds to ECAP  for  development  of

     conservation  services  and  for  expansion  of   clean   and

     renewable  energy sources, West Penn does not support  adding provisions  to  the  signed Agreement at this  late  date  to incorporate  Item  No. 2 (a buy back of customer  generation)

     or  Item  No. 4 (free distribution system upgrades) requested by the Environmentalists.



          As    there    is   agreement   in   regard    to    the

     Environmentalists' requested changes regarding the  allowance of  net  metering  through  a  non-ratcheted,  bi-directional meter  that  is  already  in place  (Item  No.  1),  and  the exemption from a CTC of those kilowatt-hours  supplied for a customer's  own  use  by  the customer's  own generation

     (provided that the practice  does not reduce the total amount of

     CTC revenue which West  Penn is  authorized to collect from customers) (Item No. 3),  the Commission will direct that these revisions be made to  West Penn's Tariff.



          As  to  the other two proposed changes advanced by  the

    Environmentalists, the Commission must agree with West  Penn.

    The  Joint Petition provides that any matter not specifically addressed is controlled by the Commission's May 29, 1998

    Order on West Penn Restructuring filing. Joint Petition,

    Paragraph M. 1. At p. 190

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     of  that  Order,  the Commission specifically  rejected  the

     Environmentalists' proposal that West Penn  be  required  to purchase generation from any customer. Accordingly,  by  the terms of the settlement, this request cannot be granted.





         In  regard  to the Environmentalists' request that  West

    Penn   provide   free   distribution   system   upgrades   to

    self-generators, the Joint Petition and the Commission's  May

    29,  1998 orders and subsequent compliance filing orders  are silent.  Section  2804 (2) of the Act, 66  Pa.  C.S.  Section

    2804(2),   directs   that  customers   should   be   afforded

    "reasonable     opportunities    to     self-generate     and

    interconnect."  We believe that West Penn,  in  providing  $4 million  in funding to ECAP's residential energy conservation and  renewable  resource program, has sufficiently  satisfied

    the   Act's   requirement.  Therefore,  we  will   deny   the

    Environmentalists'  request  for additional  expenditures  by

    West Penn relating to self-generation.



    B. Identification of Citizen Power, Inc. as Fund Recipient

         The  Environmentalists also request  a  change  to  the

    language  at paragraph D. 5 of page 25 of the Joint Petition that would include the following language:



         ... West Penn agrees to contribute four million dollars ($4 million) of shareholder funds to Citizen Power, Inc., the sponsor of the western division of the Energy Association of Pennsylvania (ECAP), a licensed aggregator, for a four year program.

         The   Environmentalists  explain  that  there  are  two

    reasons  for  this  change. The first is that  the  proposed language more accurately reflects the current status of ECAP as  provided for in an agreement between ECAP and  Citizen's

    Power.  Second,  the proposed language will better  preserve the  funds for the purpose described in paragraph D.5 of the

    Joint  Petition.  As  a  tax-exempt cooperative,  ECAP  must distribute  all  residual proceeds to its members  each  tax year. Unless

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     the  $4  million  was totally spent in 1998,  the  choice  is

     distribute  the  remainder  of  the  $4  million  to   ECAP's

     members,  or  for  ECAP  to pay income  tax  on  the  unspent amount.  The  plan  is  to place the funds  in  a  tax-exempt account  of  Citizen Power until they are  actually  used  to provide ECAP services.





          In  its comment, the Environmentalists state that  West

     Penn has approved this revision to the Settlement's language and that OCA has no opinion about the proposed revision.  In its  reply comments, West Penn reiterates that it  does  not object  to the addition of the language in Paragraph D.5  if it is included in the Commission's Final Order. Accordingly,

     the Commission directs that the language in Paragraph D.5 is revised as proposed by the Environmentalists.



    Comments  of the Dollar Energy Fund; Comments Filed by  Joint
    Petitioners Regarding the Provision of Universal Service


         In  its  comments,  DEF  requests  that  the  Commission

    change  language that appears at Paragraph E.2 of  the  Joint

    Petition. This language reads as follows:



         West  Penn  shall  use  Community  Action  Agencies   to
         operate  its.  LIPURP  and  Pennsylvania  Weatherization
         Providers Task Force member agencies to operate its LIURP.

        DEF, who was not a participant in West Penn's

    Restructuring Proceeding or in the Joint Petition for Settlement,

    comments that the above language is restrictive and precludes other qualified community agencies, such as DEF, from working with West Penn to administer their universal service programs. DEF requests that generic language be substituted for this restrictive provision:


         E.2.West Penn shall use community-based agencies to operate its LIPURP and LIURP.

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          Alternate  language  for this paragraph  is  offered  in

     comments   filed   by  those  Joint  Petitioners   who   were

     interested  in the Settlement's universal service  provisions

     -  Office  of  Consumer Advocate, CAAP,  West  Penn  and  the

     Environmentalists.  OCA explains that it  had  contacted  the other  parties  and had worked with DEF to attempt  to  reach agreement  on  the  language that could  be  substituted  for

     original   language  in  Paragraphs  D.5.a  and   E.2.   This

     substitute language reads as follows:



          D.5.a.All  ECAP low income and rural programs  and
              services will be provided through Community Action Agencies and Pennsylvania Weatherization Task Force member agencies except where these local providers are not in a position to or are unwilling to provide the programs and services.

          E.2.West  Penn shall use Dollar Energy Fund (Dollar
              Energy) and Community Action Agencies to operate its LIPURP and Pennsylvania Weatherization Providers Task Force member agencies to operate its LIURP unless these agencies are unavailable or unwilling to provide the programs and services. With respect to LIURP, Dollar Energy will provide prescreening and referral. Additionally, 50-75% of all LIURP jobs will receive quality control inspection from Dollar Energy.

         OCA  states  that it is authorized to state  that  CAAP,

    West  Penn,  OCA  and the Environmentalists  agree  that  the

    Settlement  should be modified to incorporate this  language,

    and  request that the Commission direct that the modification be  made. OCA also states that DEF has informed the OCA  that the  language  in Paragraph E.2 would allow DEF  to  continue providing  services in West Penn service territory  and  that it would not oppose this language.





         In  its reply comments, West Penn states that it concurs

    in  the  adoption  of  the  language  presented  by  OCA  for

    Sections  D.5.a  and  E.2 of the Agreement  and  extends  its appreciation to OCA for its lead role in resolving  universal service

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     issues  in  a  way that will allow DEF to continue  providing service in West Penn's service area.



          In  light  of  the agreement of those Joint  Petitioners

     who  are  involved with universal service issues  that  these

     amendments  to  the  Joint  Petition  should  be  made,   the

     Commission  will direct that these provisions  should  be  so revised.



     Comments of MAPSA

          In  its comments3, MAPSA seeks a clarification as  to  a

    specific portion of the Supplier Coordination Tariff that  had

    been   appended   to  the  Joint  Petition  as   Appendix   F.

    Specifically,  MAPSA  is  concerned with  Section  6.2.6  that provides  for  the  calculation of the percentage  of  a  load attributable  to an electric generation supplier  ("EGS),  and the  percentage of a load attributable to West Penn during the phase-in  period- MAPSA states that this provision  is  silent as  to  which entity's energy is considered to be  the  "first through  the  meter" for purposes of calculating a  customer's shopping credit. MAPSA explains that because West Penn  has  a declining  block  rate structure, the entity whose  energy  is considered  as  being the first through the  meter  determines the  size  of  the  customer's shopping credit  MAPSA  further explains that if a supplier' s energy is considered to be  the first  through  the  meter, the customer will  have  a  larger shopping  credit  with which to shop, but if the  converse  is true,  namely if West Penn's energy is calculated  to  be  the first  through  the  meter,  the customer  will  have  a  much smaller  shopping credit (considering that West Penn's  energy as  being first pushes the energy usage used to calculate  the shopping  credit out to the lower blocks of the rate schedule,

    thus



    3 In its comments, MAPSA states that with regard to those portions of the Competitive Safeguards (Appendix G), in particular Articles 5, 6 and 7, it will communicate with West Penn regarding standards for posting transactions, offerings to the market, etc., and will attempt to meet with West Penn to address these issues. MAPSA states that the results of these discussions will be submitted to the Commission where appropriate.


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     creating a smaller shopping credit for the customer).  MAPSA claims that calculating West Penn's portion of load as being first through the meter discourages customers from shopping.





         MAPSA  requests  that  the  Commission  clarify  Section

    6.2.6  of  West  Penn's Supplier Tariff and require  that  an

    EGS's  portion of the load be counted as "first  through  the meter"  for  all  purposes. MAPSA notes that  the  Commission

    approved    this   provision   in   PP&L,   Inc.'s   Supplier

    Coordination Tariff, and that the PP&L tariff was  the  basis for  discussion of West Penn's tariff. MAPSA states that West

    Penn  is  currently  calculating its energy  as  being  first

    through   the   meter   and  that  this   practice   deprives

    "commercial  and industrial customers of the benefit  of  the

    bargain,   and   essentially  will  vitiate  the   two-thirds

    phase-in."  For  these  reasons,  MAPSA  requests  that   the

    Commission adopt this clarification.





         In  its  reply  comments , West  Penn  states  that  the

    "first  through the meter" issue for partial loads  has  been extensively debated and resolved during the proceeding.  West

    Penn  further states that the issue was initially  raised  by

    WPPII  in  its comments to West Penn's Compliance  Filing  of

    June  18, 1998. In response to these comments, by order,  the

    Commission  directed  West  Penn  to  demonstrate  that   its

    methodology for partial loads would not place customers on  a

    different,  less  advantageous  rate  or  violate  the   rate

    provisions of the Act. Order entered July 23, 1998 at  Docket

    No. R-00973981, p. 24.





         West  Penn  continues  that in its  Revised  Compliance

    Filing  of  August 19, 1998, it demonstrated that  it  would split  charges during the phase-in for customers with  loads being served both by West Penn's EDC and the EGS, assuming a full enrollment and 66 percent of the load available to shop. The example submitted

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     with the Compliance Filing shows that the West Penn and  the

     EGS provide generation at the same overall load factor.





         West  Penn  then states that on September 17, 1998,  the

    Commission  entered  an Opinion and Order  on  the  Company's

    Revised  Compliance Filing which addressed  WPPII's  concerns for  partial load industrial customers. In its September  17,

    1998  Order,  the Commission summarized the WPPII contentions with  respect  to  receiving  service  at  a  different  less advantageous  rate  and  summarized WPPII's  contention  that

    West  Penn  should  be  directed to  implement  phase-in  for partial  load  on  a load-following basis. In  resolving  the contentions  of  West Penn and WPPII, the  Commission  stated

    that  it believed that the methodology employed by West  Penn reasonably allocates customers' consumption between  the  EDC and  the  EGS,  and further that West Penn's methodology  has only a de minimis impact, if any, on a customer's ability  to shop.





         West   Penn   states  further  that  at  the   time   of

    negotiations  the  issue  about  partial  loads  during   the

    phase-in  period arose again. West Penn claims  that  it  was considered  in  the  context  of the  whole  negotiation  and settlement, and that WPPII has agreed to withdraw its  appeal relating  to  partial load as part of the broader settlement,

    and submits that the issue has been fully resolved.





         The  Commission  has  considered the  merits  of  these

    arguments in the context of this proceeding and agrees  with

    West  Penn. The issue has been considered by this Commission in  the  context of West Penn's previous compliance  filings and  has been resolved. Order entered September 17, 1998  at

    Docket  No.  R00973981, p. 19. In that order, the Commission found that West Penn's methodology for allocation of partial customer loads as presented in its compliance


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


     filings  had only a de minimis impact on a customer's ability to shop. We therefore decline to make this clarification.



     Comments from Individual West Penn Customers


          The  individual  comments filed by West Penn  customers

     were   very  complimentary  to  West  Penn  commending   its

     continued reliable service and low rates4. Others questioned the  amount  of transition costs that the Company  would  be allowed to recover from customers.



          Based  on  the  record before us, we believe  that  the

     amount  of  stranded  costs reached  in  the  settlement  is reasonable.  West  Penn is permitted to recover  a  slightly greater  amount than authorized in the Commission's May  29,

     1998  Restructuring Order, but customers will obtain a  2.5%

     rate  decrease during 1999 and have the protection of a rate cap  for  an  extended  period  of  time.  These  and  other provisions  of  the settlement package, taken  as  a  whole,

     represent  a  fair and reasonable balance of  the  competing interests involved in this matter.



                            CONCLUSION


          The Joint Petition represents a comprehensive

     settlement of all issues. concerning the restructuring of

     West Penn Power Company. We are convinced that a resolution of this proceeding is in the public interest; THEREFORE,




    4 A couple of comments protested the proposed merger of West Penn with DQE, Inc. which was the subject of Commission proceedings on the Joint Application of DQE, Inc. and Allegheny Power System, Inc. and AY? Sub, Inc. for Approval of the Transfer by Merger of Property and Rights of Duquesne Light Company to Allegheny Power System, Inc., Dkt. No. A- 110 150 F.00 15. The Commission will not address this matter here except to point out that the anticipated savings that will result from the proposed merger will reduce the total amount of stranded costs that West Penn will be permitted to collect from its customers under the Settlement from $670 million to $630 million.


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          IT IS ORDERED:

          1.   That  the  Tentative  Opinion  and  Order  entered

     November  4,  1998, is hereby, made final,  subject  to  and incorporating  herein, the modifications contained  in  this

     Final Opinion and Order.



          2.  That  in  consideration of and  reliance  upon  the

     representations,  mutual promises and  undertakings  of  the parties  to this proposed settlement, including the  express agreement of each signatory to be legally bound by its terms and  certification of each signatory that he or she has full authority to enter into the settlement and act on behalf  of their  respective  parties, the terms of the  proposed  full

     settlement  set  forth  in  the  Joint  Petition   and   the

     Appendices shall be hereby approved as to each and every one of  its  terms and conditions, and we hereby reconsider  and amend our prior orders in these proceedings as necessary  to implement  the terms of the full settlement. Any  issue  not specifically addressed in this settlement shall  be  treated and resolved in accordance with the resolution of that issue in  the  Restructuring Order adopted by the  Commission  and entered on May 29, 1998, at Docket No. R-00973981.



         3.  That  the Commission hereby grants, subject  to  the

    terms  and  conditions  set  forth  in  the  Settlement,  the approvals,  licenses  and  certificates  required  under  the

    Public   Utility  Code  regarding  the  transfer,  lease   or

    assignment   of   the   Company's   generating   assets   and

    liabilities,  including but not limited  to  approvals  under

    Chapter 5, 11, 19, 21 and 28 of the Public Utility Code.



         4.  That the recovery of stranded costs by West Penn  of

    $670  million (or $630 million in the event of a merger  with

    DQE,   Inc.)  is  just  and  reasonable  and  in  the  public

    interest.

           5.  That  the tariff supplements appended to the  Joint

      Petition  and  all  Appendices are  hereby  approved,  being necessary to implement the full settlement and shall  become effective  pursuant  to the terms set  forth  in  the  Joint

      Petition and Appendices.



           6. That in the event of divestiture or transfer of West

     Penn's  generating facilities, it is hereby  determined  with respect  to the divested generation facilities of the Company that  allowing  these  generation facilities  to  qualify  as

     "'eligible  facilities"  under  the  Public  Utility  Holding

     Company  Act of 1935 (1) will benefit consumers,  (2)  is  in the public interest and (3) does not violate State law.



          7.  That  the  Commission's approval of  the  terms  and

     conditions set forth in the Joint Petition and Appendices  is expressly  contingent  upon and shall not  become  final  and enforceable  until all appeals and civil actions required  to be  dismissed with prejudice as referred to in Part N of  the

     Joint Petition have been finally withdrawn, discontinued,  or dismissed  with  prejudice in accordance with the  provisions of the settlement.



          8.  That the Application of West Penn Power Company for

     the  Issuance of a Qualified Rate Order Under Sections  2808

     and  2812 of the Electricity Generation Customer Choice  and

     Competition Act, 66 Pa. C.S. Section 2808 and Section  2812,

     contained in the Joint Petition for Settlement of West  Penn

     Power  Company's  Restructuring  Plan  be,  and  hereby  is,

     granted, consistent with this Qualified Rate Order.



          9.  That to the extent specified in this Qualified Rate

     Order, West Penn's filings, testimony and exhibits submitted

     to   the   Commission  in  conjunction  with   West   Penn's

     Restructuring   Plan  at  Docket  R-00973981,   are   hereby

     incorporated herein by reference.

          10.  That  it is just and reasonable and in the  public

    interest for West Penn to recover from its customers, through

    Intangible Transition Charges as and to the extent authorized at  Paragraph  12 of this Qualified Rate Order,  up  to  $630 million  of  Qualified Transition Expenses (or in  the  event that  the proposed merger of Allegheny Energy, Inc., and DQE,

    Inc.  is  not  consummated, up to $670 million  in  Qualified

    Transition  Expenses)  including all Transition  or  Stranded

    Costs  approved by the Commission for recovery from customers and  other  Qualified  Transition  Expenses,  as  defined  in

    Paragraph  12,  below.  The savings from  securitization  and issuance  of transition bonds are provided for in  the  rates and rate reductions set forth in Section BI and Appendix A of the  Joint  Petition for Full Settlement of West  Penn  Power

    Company's Restructuring Plan and Related Court Proceedings at

    Docket  No. R-00973981 and further reductions in the  CTC/ITC set forth in Section A.5 of the Joint Petition. The aforesaid rates and CTC/ITC, reductions constitute full compliance with

    Sections 2808(e) and 2812(b)(2) of the Electricity Generation

    Customer  Choice  and  Competition Act and  no  further  rate reduction is required.



         11.  That  this  Commission authorizes the  issuance  of

    Transition  Bonds  in an aggregate principal  amount  not  to exceed  $630  million (or not to exceed $670 million  in  the event that the merger is not consummated) and finds that  the issuance of such amount of Transition Bonds is in the  public

    interest.   Provided  that the rate reductions  specified  in

    the  Joint  Petition are implemented as provided in Paragraph

    13  of  this  Qualified  Rate Order, this  Commission  hereby determines  that 75% of all savings that may be  accomplished

    through   securitization  will  be  passed  on  to  customers

    through the rate reductions in Paragraph 13 and West Penn  is not  required to pass on additional savings, and  no  further rate  adjustment,  is required because the Commission  hereby

    finds   that  such  additional  savings  have  already   been

    reflected in this Joint Petition.

          12. That this Commission authorizes West Penn to impose

    on,  and  to  collect from its customers, either directly  or through  bills rendered by electric generation  suppliers  or any  subsequently selected providers of last resort,  through non-bypassable charges applied to the bill of every  customer

    of   electric  services  within  the  geographic  area   that

    comprises  West  Penn's certified service  territory  on  the effective  date  of  the Act, whether  such  customer  was  a customer  on  the  effective date of the  Act,  or  became  a customer after that date, (i) Competitive Transition  Charges

    ("CTCs")  as  provided  in the Joint Petition  in  an  amount sufficient to permit West Penn to recover the full amount  of its  Transition or Stranded Costs as authorized for  recovery by  the Commission's approval of the Settlement Petition, and

    (ii) Intangible Transition Charges in an amount sufficient to recover  the  aggregate principal amount  of  the  Transition

    Bonds plus a reasonable amount sufficient to provide for  any credit enhancement to fund any reserves, and to pay interest,

    premiums upon acquisition or redemption of equity or debt, if any,  costs  of  defeasance, servicing fees and  other  fees,

    costs  and  charges  relating to the  Transition  Bonds  (the

    Transition  or  Stranded Costs, which includes the  principal

    and   interest   on  Transition  Bonds,  costs   for   credit

    enhancements, the costs of retiring existing debt and equity,

    costs  of defeasance, servicing fees and other related  fees,

    taxes,  costs, charges and expenses permitted to be recovered

    through  Intangible  Transition  Charges,  collectively   the

    "Qualified  Transition Expenses"). The Commission finds  that such  recovery and the imposition of such CTCs and Intangible

    Transition  Charges are in the public interest and  are  just and reasonable. The Commission finds that good cause has been shown to extend the payment period for imposing the CTCs  and the  Intangible Transition Charges to December 31, 2008.  The

    Intangible Transition Charges shall be collected over periods of time and in such amounts as are necessary to amortize each series  and class of Transition Bonds in accordance with  the terms thereof, but in no event
     shall  be  charged to the customers after December 31,  2008.

     Notwithstanding anything else in this Qualified  Rate  Order,

     the  Intangible  Transition Charges shall be  collected  from

     customers   in   an  amount  sufficient  to   discharge   the

     Transition Bonds in accordance with their terms.



          13.  Upon  the  successful issuance of Transition  Bonds

     authorized by this Qualified Rate Order and the imposition of

     Intangible Transition Charges related thereto, West  Penn  is directed to implement the following adjustments to its rates:

     West  Penn shall reduce the CTCs imposed on its customers  by

     an   amount  equal  to  the  Intangible  Transition   Charges

     associated with such Transition Bond issuance and  West  Penn shall  reduce  the  CTCs  imposed  on  its  customers  by  an additional amount necessary to flow through to customers  75%

     of  the net savings achieved as a result of securitization of its  Transition or Stranded costs and issuance of  Transition

     Bonds. The reductions specified above shall be implemented on the  following terms: (a) upon the issuance of any series  of

     Transition   Bonds,  a  corresponding  reduction   shall   be

     calculated and implemented corresponding to each such series;

     (b)  the  rate reduction shall be applied to bills using  the

     method  set  forth  in  the  Joint  Petition;  and  (c)   the

     Intangible  Transition Charges associated with the Transition

     Bonds   issued  on  that  date  shall  be  applied  to  bills

     simultaneously with the reduction of the CTCs.



          14. That the CTCs and the Intangible Transition Charges

     shall be applied to customer bills using the methodology and allocation set forth in West Penn's QRO Application and  its

     Restructuring  Filing, as adjusted by  the  Joint  Petition.

     Pursuant  to  Section 2812(b)(5) of the Act, the  Commission

     authorizes  West Penn to make annual adjustments  (each,  an

     "Annual Adjustment") to the Intangible Transition Charges if

     collections of such Intangible Transition Charges fall below the  amount necessary to ensure the receipt by the  assignee of the Intangible

    Transition Property and Financing Party of revenue sufficient to recover fully the Qualified Transition Expenses consistent

    with   this  Commission's  Order;  provided,  however,   that

    adjustments  during  the final calendar  year  of  Intangible

    Transition  Charge  collection for any series  of  Transition

    Bonds  shall  be done quarterly or monthly, if necessary,  in order  to  ensure  full  recovery  of  Intangible  Transition

    Charges.  The  revenues  received  by  the  assignee  of  the

    Intangible  Property  and  the Financing  Party  through  the

    Intangible  Transition  Charges shall  be  determined  to  be sufficient  for this purpose if and only if the  revenues  so

    received  through  the  Intangible  Transition  Charges   are

    sufficient  to  provide  for the payment  of  the  principal,

    interest, and acquisition or redemption premium on Transition

    Bonds,  to  fund  any  reserves and  to  pay  relayed  credit enhancement, servicing fees and other related fees, costs and

    charges  in  accordance  with  the  terms  thereof   and   as

    consistent  with the terms of this Qualified Rate  Order  and the  Joint  Petition. For each Annual Adjustment,  West  Penn shall  file  with  this  Commission:  (a)  an  accounting  of

    Intangible Transition Charges received by the assignee of the

    Intangible  Transition Property and the Financing  Party  for

    the  previous annual period; (b) a statement of any over-  or under-receipts; (c) the charge or credit to be added  to  the

    Intangible  Transition Charges to ensure that the  Intangible

    Transition  Charges  revenue  received  by  assignee  of  the

    Intangible   Property  and  the  Financing  Party   will   be

    sufficient  to amortize the Qualified Transition Expenses  in accordance  with  the  amortization schedule  for  Transition

    Bonds to be determined at the time of issuance of each series of  Transition  Bonds)  and  the corresponding  reduction  or increase in the CTCs, or if CTCs have not been imposed,  West

    Penn's distribution rates; and (d) any proposal by West  Penn to  modify the reconciliation methodology. Pursuant to 66 Pa.

    C.S.  Section  2812  (b)(5), this  Commission  shall  finally adjudicate  all  Annual Adjustments within 90  days  of  West

    Penn's Annual Adjustment filing.

          15.   That   this   Commission   determines   that   the

     methodology   under  which  West  Penn   will   recover   the

     Intangible  Transition Charges authorized by  this  Qualified

     Rate  Order  satisfies the provisions of 66 Pa. C.S.  Section

     2812(g),  which require the methodology not shift inter-class or  intra-class  costs  and  that the  methodology  maintains consistency  with  the  allocation  methodology  for  utility production  plant used by the Commission in West Penn's  most recently concluded base-rate proceeding.



          16.  That  this Commission concludes that it is  in  the

    public  interest to, and authorizes West Penn and any Assignee

    to,   (a)   assign,   sell,  transfer  or  pledge   Intangible

    Transition  Property (such term includes all right title,  and interest  of West Penn or any Assignee in this Qualified  Rate

    Order)  in  an amount sufficient to recover all its  Qualified

    Transition Expenses and in all revenues, collections,  claims,

    payments,   money   or   proceeds  arising   from   Intangible

    Transition  Charges pursuant to this Qualified Rate  Order  to the  extent that this Qualified Rate Order and the  rates  and other  charges  authorized hereunder are declared  irrevocable and  (b)  issue,  sell  and refinance,  in  reliance  on  this

    Qualified Rate Order, one or more series of Transition  Bonds,

    each  series  in  one or more classes, secured  by  Intangible

    Transition  Property  created by this  Qualified  Rate  Order,

    provided  that, the final maturity of any series of Transition

    Bonds shall not exceed 10 years from the date of issuance  and in  no  event shall any Transition Bond have a final  maturity after  December 31, 2008. Notwithstanding the foregoing,  West

    Penn  retains  sole  discretion regarding whether  to  assign,

    sell  or  otherwise  transfer Intangible  Transition  Property created  hereby or to issue or cause the Transition  Bonds  to be issued or refinanced.



          17.That West Penn or any Assignee may refinance the

    Transition Bonds in a face amount not to exceed the

    unamortized principal thereof.  That, if West

     Penn  or  any Assignee refinances the Transition  Bonds,  the

     Intangible  Transition Charges authorized in  this  Qualified

     Rate  Order shall be adjusted in accordance with the  true-up mechanism  described in Paragraph 14 of this  Qualified  Rate

     Order  to  ensure the receipt by the Transition Bond Assignee of  revenues sufficient to pay for all Transition or Stranded

     Costs  of  West Penn approved by the Commission for  recovery under  Sections 2804 (relating to standards for restructuring of  the  electric industry) and 2808 (relating to competitive transition charge), through the issuance of Transition Bonds;

     the  reasonable  costs of retiring existing  debt  or  equity capital  of  the  electric utility  or  its  holding  company

     parent,   including  accrued  interest  and   premiums   upon

     acquisition  or  redemption  of  equity  or  debt,  costs  of defeasance,  and  other  related  fees,  costs,  and  charges relating to, through the issuance of Transition Bonds or  the assignment, sale, or other transfer of Intangible  Transition

     Property;  and  the  costs  incurred  to  issue,  service  or refinance  the  Transition Bonds, including accrued  interest and  acquisition  or redemption premium,  and  other  related fees,  taxes,  costs  and charges, or  to  assign,  sell,  or

     otherwise   transfer  Intangible  Transition  Property.   The

     revenues received by the Transition Bond Assignee through the

     Intangible  Transition  Charges shall  be  determined  to  be sufficient  for this purpose if and only if the  revenues  so received  through the Intangible Transition  Charges  provide for  the amortization of Transition Bonds in accordance  with the  amortization  schedule set forth in  any  prospectus  or other  offering  document provided  to  the  holders  of  the refinanced  bonds  after payment of interest,  reserves,  all

     Transition  or  Stranded Costs of West Penn approved  by  the

     Commission  for  recovery under Sections  2804  (relating  to standards  for restructuring of electric industry)  and  2808

     (relating  to  competitive transition  charge),  through  the issuance  of Transition Bonds; the costs of retiring existing debt or equity capital of the electric utility or its holding company  parent including accrued interest and premiums  upon acquisition or redemption of equity
     or  debt  costs of defeasance, and other related fees,  costs and  charges relating to, through the issuance of  Transition

     Bonds   or   the  assignment,  sale  or  other  transfer   of

     Intangible  Transition Property; and the  costs  incurred  to issue,  service, or refinance the Transition Bonds, including accrued  interest and premiums upon acquisition or redemption of  equity  or  debt,  and  other  related  fees,  costs  and charges,  or to assign, sell or otherwise transfer Intangible

     Transition Property.



          18. That this Commission directs that West Penn use the

     proceeds  from the assignment, sale, transfer or  pledge  of

     Intangible Transition Property and the issuance and sale  of

     Transition   Bonds   principally  to  reduce   West   Penn's

     Transition  or Stranded Costs as set forth in the Settlement

     Petition  by reducing related capitalization. The Commission

     authorizes   West  Penn  to  reduce  West  Penn's   existing

     capitalization  through retirement of outstanding  debt  and preferred  stock and through stock buy backs, dividends  and purchases  of common stock in such proportions as West  Penn determines.



          19. That West Penn shall file with this Commission,  no

    later  than  120  days after the issuance or  refinancing  of

    Transition  Bonds,  a description of the final  structure  of

    each   issuance  or  refinancing  of  Transition   Bonds,   a

    description  of  the  final structure  of  each  issuance  or

    refinancing   of   such  Transition  Bonds,   including   the

    principal amount, the price at which each such series  and/or class  of  Transition Bonds was sold, payment schedules,  the interest rate and other financing costs, and the final  plans for  West  Penn's  use  of  the proceeds  of  such  offering.

    Notwithstanding  such  filing, the final  structure  of  each such  issuance or refinancing shall not be subject to  change or  revision  by  this  Commission after  the  date  of  such issuance or refinancing.

          20.  That to the extent that West Penn, or any Assignee,

    assigns,  sells,  transfers, or pledges any  interest  in  the

    Intangible    Property   created   hereby,   this   Commission

    authorizes  West Penn to contract, for a specified  fee,  with such  Assignee  for West Penn, its successors  or  assigns  to continue  to  operate the system to provide electric  services

    to   West   Penn's  customers,  to  impose  and  collect   the

    applicable  Intangible Transition Charges for the benefit  and account of the Assignee, to make periodic adjustments  of  the

    Intangible Transition Charges contemplated under Paragraph  14 of  this  Qualified Rate Order, and to account for  and  remit the  applicable Intangible Transition Charges to  or  for  the account  of  the  Assignee free of any charge,  deduction,  or surcharge  of  any kind (other than the specified  contractual fee  referred to above). This Commission also authorizes  West

    Penn  to contract with the Assignee and an alternative  party,

    which  may  be  a  trustee,  that the  alternative  party  wll replace  West  Penn under its contract with the  Assignee  and perform  the  obligations of West Penn  contemplated  in  this

    Qualified  Rate Order. The obligations of West Penn (a)  shall be  binding upon West Penn, its successors and assigns and (b)

    shall  be  required  by this Commission to be  undertaken  and performed  by  West  Penn and any other entity  that  provides transmission and distribution services to a person that was  a customer  of  West  Penn located within West Penn's  certified territory  on  January 1, 1997, or that became a  customer  of electric  services  within  such territory  after  January  1,

    1997,  and  is  still  located within  such  territory,  as  a condition  to providing service to such customer or  municipal entity  providing such services in place of West Penn by  West

    Penn or such other entity.



         21.  That  this  Commission hereby  declares  that  this

    Qualified  Rate  Order shall be irrevocable for  purposes  of

    Section  2812 of the Public Utility Code, 66 Pa. C.S. Section

    2812,  and  accordingly agrees that it will not  directly  or indirectly,  by  any  subsequent  action,  reduce,  postpone,

    impair or terminate this Qualified Rate Order
     or   the  Intangible  Transition  Charges  authorized  to  be

     imposed  or  collected under this Qualified Rate Order.  This

     Commission  further  declares  that  the  right,  title   and

     interest  of  West  Penn and any Assignee in  this  Qualified

     Rate  Order and the Intangible Transition Charges, the  rates

     and   other  charges  authorized  hereby  and  all  revenues,

     collections,  claims,  payments, money  or  proceeds  arising from  the  same  constitutes Intangible Transition  Property.

     West   Penn  shall  have  the  irrevocable  right  to   issue

     Transition Bonds in accordance with the Qualified Rate  Order until December 31, 2008.



          22.  That  West  Penn  may apply to the  Commission  for

     supplements  to  this Qualified Rate Order, not  inconsistent with  the  terms  and  provisions hereof and  the  Settlement

     Petition,  as  West  Penn  deems  necessary  to  enable   the

     issuance of Transition Bonds authorized thereunder.



         23.  That during some or all of this period during which

    the  Intangible Transition Charges and the CTCs  approved  by

    this   Qualified   Rate  Order  are  being   collected,   the

    generation  component  of West Penn's  charges  to  customers will  be  limited  by the provisions of 66 Pa.  C.S.  Section

    2804(4)(pertaining to rate caps) and the  provisions  of  the

    Joint  Petition.  For purposes of 66 Pa.  C.S.  Section  2804

    (4)(ii),  the  generation component of  West  Penn's  charges includes  CTCs,  Intangible  Transition  Charges,  and  other generation  charges. If the combined total of these  elements would  cause the generation component of West Penn's  charges to  exceed  the  rate cap specified in 66  Pa.  C.S.  Section

    2804(4)  and  the  Joint  Petition, West  Penn  shall  retain whatever right it may have under existing provisions  of  the statute  as  limited by the Joint Petition to request  relief from  the  rate cap, but if it does not seek such relief,  or if  that  relief  is denied, West Penn shall adjust  the  non securitized  elements of its generation charges, rather  than the  Intangible Transition Charges approved by this Qualified

    Rate Order, to bring the charges into
     compliance  with  the  rate cap provisions  of  66  Pa.  C.S.

     Section 2804 (4) and the Joint Petition.



          24.   That   all   regulatory   approvals   within   the

     jurisdiction  of  the Commission that are necessary  for  the securitization  of  Qualified  Transition  Expenses  and  all

     related  transactions contemplated in West Penn's Application for  a Qualified Rate Order, including but not limited to any approvals  under  Chapter II and 19  of  the  Public  Utility

     Code, are hereby granted.



          25. That West Penn is authorized to create a regulatory

     asset for the stranded cost recovery values for 1999 through

     2002,  and  the recovery of that regulatory asset  shall  be amortized  over  the years 2003 through  2008  as  shown  in

     Appendix A of the Joint Petition.



          26.  That  consistent with Section  B.1  of  the  Joint

     Petition, West Penn is directed to implement its January  1,

     1999  rate decrease through a refund to customers from  1998 revenues  in  the  amount of $25.1 million,  and  that  rate decrease shall apply to each retail rate classification  and customers within those rate classifications as set forth  in

     Appendices B and K of the Joint Petition.

          27. That a copy of this Final Opinion and Order. shall

     be served upon all parties to the instant restructuring

     proceeding at Docket No. R-00973981.



                                   BY THE COMMISSION

                                   /S/ JAMES J MCNULTY
                                   James I McNulty
                                   Secretary
(SEAL)

ORDER ADOPTED: November 19,1998
ORDER ENTERED: NOVEMBER 19, 1998

                     PENNSYLVANIA PUBLIC UTILITY
                             COMMISSION
                 Harrisburg, Pennsylvania 17105-3265

   JOINT PETITION FOR FULL SETTLEMENT     PUBLIC MEETING -
   OF WEST PENN POWER COMPANY`S           NOVEMBER 19. 1998
   RESTRUCTURING PLAN AND                 NOV-98-L-110
   RELATED COURT PROCEEDINGS              DOCKET NO. R-00973981


               STATEMENT OF COMMISSIONER DAVID W. ROLKA

             I am concerned about the language at Section E.2 - Universal Service and Energy Conservation. Section E.2 reads:
   'West Penn shall use Community-Action Agencies to operate its LIPURP and Pennsylvania Weatherization Providers Task Force member agencies to operate its LIURP" (Emphasis added). The language in the Settlement Agreement directs West Penn to use specific community-based organizations (CBOs) to administer its universal service programs. This language can effectively eliminate any CBO who is not a member of Community Action Agencies or a member of the Pennsylvania Weatherization Task Force from consideration.

             Following the filing of the Joint Petition for Settlement, the OCA contacted the Community Action Association of Pennsylvania (CAAP), West Penn, and the Environmentalists to resolve certain language that excluded certain community-based universal service providers in the Company's service territory. The OCA also worked with the Dollar Energy Fund (DEF). The settlement language specifically affected DEF by eliminating their ability to provide services for West Penn. The Joint Petitioners agreed that the following changes were necessary to Sections D.5 and E.2 of the Settlement:

        D.5.a. All ECAP low-income and rural programs and services will be provided through Community Action Agencies and Pennsylvania Weatherization Task Force member agencies except where these local providers are not in a position to or unwilling to provide the programs and services.

        E.2. West Penn shall use Dollar Energy and Community-Action Agencies to operate its LIPURP and Pennsylvania Weatherization Providers Task Force member agencies to operate its LIURP unless the agencies are unavailable or unwilling to provide the programs and services. With respect to LIURP, Dollar Energy will provide prescreening and referral. Additionally, 50-75% of all LIURP jobs will receive quality control inspection from Dollar Energy.

The  OCA,  CAAP, West Penn and the Environmentalists have  requested
that  the  Commission  direct  the  modifications  above.  The   DEF
informed the OCA that DEF would not oppose the language above.

          The Act at Section 2804(9) states, "The commission shall encourage the use of community-based organizations that have the necessary technical and administrative experience to be the direct providers of services or programs which reduce energy consumption or otherwise assist low-income customers to afford electric service." (Emphasis added).

          The Act does not specify particular community agencies or that an agency must be non-profit. Many utilities contract with qualified, effective, non-profit agencies and for-profit, small businesses from the community who may or may not be members of Community-Action Agencies or the Pennsylvania Weatherization Providers Task Force. To limit a utility's hiring to a specific agency limits a utility's ability to consider performance a criterion of employment. Downplaying or eliminating performance criteria hinders a utility's ability to fulfill the requirement of the Act to administer a cost-effective and efficient universal service program.

          A utility should continue to have the ability to consider experience, performance, existing contracts and working relationships with community agencies as part of their hiring practices.




NOV 19, 1998                        /S/ DAVID W ROLKA

DATED                             DAVID W. ROLKA, COMMISSIONER